THIRD AMENDMENT

to the

MOOG INC. RETIREMENT SAVINGS PLAN

(Restatement Effective October 1, 2016)

WHEREAS, pursuant to Section 10.1 of the Moog Inc. Retirement Savings Plan (the "Plan"), Moog Inc. (the "Corporation") reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to make certain Plan amendments that implement employee deferrals of certain payouts related to paid time off, implement true-up matching contributions, clarify the Plan's provision related to dividends paid on Moog stock, and update the Plan's claims procedure.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Effective January 1, 2019, the first sentence of Section 3.1(a) is hereby amended to read as follows:

Each Participant, in accordance with the provisions of this Section, may elect to make contributions to the Plan ("Salary Reduction Contribution").

2. Effective January 1, 2019, Section 3.1 is hereby amended by adding the following new subsection (h) at the end thereof:

(h) PTO Payout Deferrals.

(1) In General. Notwithstanding the foregoing, Compensation that constitutes a PTO Payout will not be subject to the Participant's Salary Reduction Contribution elections otherwise made in accordance with this Section 3.1 and will not be subject to the Automatic Deferral provisions of Subsection (e). Instead, a Participant who receives Compensation that constitutes a PTO Payout will be permitted to contribute all or a portion of such PTO Payout in accordance with the provisions of this subsection (h).

Salary Reduction Contributions of PTO Payout amounts, whether they are Automatic PTO Deferrals or Salary Reduction Contributions that are made pursuant to an Affirmative PTO Election ("collectively, "PTO Payout Deferrals"), are not subject to Automatic Contribution Increases.

For purposes of the Plan, "PTO Payout" means an irregular payment of Compensation designated by the Company as payment in lieu of accrued but unused vacation in connection with a change to the Company's paid time off policy.

(2) PTO Payout Deferrals. On behalf of each Covered PTO Participant who receives Compensation that constitutes a PTO Payout, the Company, in the absence of an Affirmative PTO Election, will automatically withhold the Automatic PTO Deferral Amount from the Covered PTO Participant's PTO Payout and contribute that amount to the Plan.

An "Automatic PTO Deferral" is a Salary Reduction Contribution that results from the operation of this paragraph (2).

(3) Covered PTO Participants. A "Covered PTO Participant" is a Participant who receives Compensation that constitutes a PTO Payout. The term "Covered PTO Participant," however, does not include any Participant who makes an Affirmative PTO Election.

(4) Automatic PTO Deferral Amount. The "Automatic PTO Deferral Amount" is 100% of a Covered PTO Participant's PTO Payout. Notwithstanding the preceding sentence, Automatic PTO Deferrals will be reduced or stopped to meet the limitations under Code Sections 401(a)(17), 402(g), and 415.

Automatic PTO Deferrals are allocated to a Participant's Savings Account.

(5) Affirmative PTO Election. An "Affirmative PTO Election" is a Covered PTO Participant's election (i) not to make any Salary Reduction Contributions with respect his or her PTO Payout, (ii) to make Salary Reduction Contributions with respect to his or her PTO Payout in an amount less than the Automatic PTO Deferral Amount, or (iii) to designate Salary Reduction Contributions with respect to his or her PTO Payout as Roth Elective Deferrals or as Catch-up Contributions (which also may be designated as Roth Elective Deferrals). A Covered PTO Participant's Affirmative PTO Election generally is effective for the first PTO Payout that follows the Covered PTO Participant's Affirmative PTO Election. A Covered PTO Participant's Affirmative PTO Election continues in effect until that Participant subsequently changes his or her Salary Reduction Contribution agreement. PTO Payout Deferrals made pursuant to an Affirmative PTO Election will not be subject to the Plan imposed percentage limits in Subsections (a) and (c), but will be reduced or stopped to meet the limitations under Code Sections 401(a)(17), 402(g), and 415.

The Plan Administrator will establish uniform and nondiscriminatory procedures designed to ensure that each Covered PTO Participant is provided an effective opportunity to make an Affirmative PTO Election. Those procedures will include, but are not limited to, the means by which notice will be provided to each Participant of their right

to complete an Affirmative PTO Election and a reasonable period of time for completing such an Affirmative PTO Election.

PTO Payout Deferrals designated as Catch-up Contributions under this paragraph will be allocated to the Participant's Savings Account. PTO Payout Deferrals designated as Roth Elective Deferrals will be allocated to the Participant's Roth Savings Account. PTO Payout Deferrals designated both as Catch-up Contributions and Roth Elective Deferrals will be allocated to the Participant's Roth Catch-up Contribution Account.

(6) PTO Automatic Deferral Election Notice. The Plan Administrator must provide a notice to each Covered PTO Participant that explains the amount and the effect of the Automatic PTO Deferral and the Covered PTO Participant's right to make an Affirmative PTO Election, including the procedure and timing applicable to the Affirmative PTO Election. The notice also must explain how Automatic PTO Deferrals will be invested.

The notice must be provided to Covered PTO Participants within a reasonable period before the beginning of each plan year or, with respect to the Plan Year in which a Covered PTO Participant first becomes eligible to make a Salary Reduction election with respect to a PTO Payout, within a reasonable period before the Covered Participant first becomes eligible to make a Salary Reduction election with respect to a PTO Payout. The initial notice will be deemed to be timely delivered if it is given at least 30 days, and not more than 90 days, before the beginning of each Plan Year. If the Covered PTO Participant becomes eligible to make a Salary Reduction election with respect to a PTO Payout after the 90th day before the beginning of the Plan Year, the timing requirement is deemed satisfied if the notice is provided no more than 90 days before the Covered PTO Participant becomes eligible to make a Salary Reduction election with respect to a PTO Payout, and no later than the date that affords the employee a reasonable period after receipt of the notice to make an Affirmative PTO Election.

(7) Treatment of Automatic PTO Deferrals. The Plan Administrator will treat Automatic PTO Deferrals as Salary Reduction Contributions that are not Roth Elective Deferrals for all purposes under the Plan, including application of limitations, nondiscrimination testing, and distributions.

(8) Investment of PTO Payout Deferrals. PTO Payout Deferrals, including Automatic PTO Deferrals, will be initially invested, when made, in Company Stock. However, those PTO Payout Deferrals, may be invested at any time pursuant to the Participant's instructions in accordance with the provisions of Section 7.6(c). If a Participant fails to

provide instructions for the investment of his or her PTO Payout Deferrals, those PTO Payout Deferrals will continue to be invested in Company Stock.

(9) Matching Contributions for PTO Payout Deferrals, PTO Payout Deferrals other than those designated as Catch-up Contributions will be treated as Salary Reduction Contributions for purposes of Section 3.2 and therefore will be eligible for Matching Contributions, including True-Up Contributions, to the extent allowed under Section 3.2.

3. Effective for the Plan Year beginning October 1, 2018, Section 3.2 is hereby amended by adding the following new subsection (e) at the end thereof:

(e) True-Up Contribution. For each Plan Year beginning on or after October 1, 2018, the Company will contribute to the Plan on behalf of each True-Up Eligible Participant an additional 401(k) Matching Contribution (a "True-Up Contribution") in an amount equal to the excess, if any, of the True-Up Eligible Participant's Cumulative Match over the sum of the periodic 401(k) Matching Contributions made on behalf of the Participant for the Plan Year under subsection (a) above.

In any event, the additional 401(k) Matching Contribution made under this paragraph when added to other 401(k) Matching Contribution made by the Company on behalf of a Participant for a Plan Year will not exceed the maximum Matching Contributions established by the Plan Administrator for the Plan Year.

For purposes of this Section –

(1) "Cumulative Match" means an amount equal to the 401(k) Matching Contribution that would have been made by the Company for the Plan Year based on the Salary Reduction Contributions made by the Participant during the Plan Year and the rate of 401(k) Matching Contribution applicable to the Participant for the Plan Year.

(2) "True-Up Eligible Participant" means a Participant who is eligible to receive 401(k) Matching Contributions for the Plan year and is employed by the Company on the last day of the Plan Year.

4. Effective for the Plan Year beginning October 1, 2018, Section 5.1(b) is hereby amended by adding the following new paragraph at the end thereof:

The failure of a Participant and, if applicable, the Participant's spouse, to request a distribution will be deemed to be an election to defer the commencement of payment of any benefit until the time otherwise permitted under the Plan.

5. Effective for the Plan Year beginning October 1, 2018, the last sentence of Section 7.6(b)(1) is hereby amended to read as follow:

However, dividends received with respect to shares of Company Stock allocated to Participants' ESOP Contribution and ESOP Matching Contribution Accounts, at the direction of the Administrative Committee and subject to Section 7.12(b), may be paid in cash to such Participants within 90 days of the applicable dividend record date.

6. Effective for the Plan Year beginning October 1, 2018, Section 7.12 is hereby amended to read as follows:

Section 7.12 Cash Dividends.

(a) In General. Cash dividends, if any, on shares of Company Stock allocated to Participants' accounts will be accumulated in the Trust and reinvested primarily in Company Stock.

(b) ESOP Dividend Rule. Notwithstanding the foregoing, Cash dividends, if any, on shares of Company Stock allocated to Participants' ESOP Contribution and ESOP Matching Contribution Accounts may be accumulated in the Trust and reinvested primarily in Company Stock, or they may be paid to Participants currently, as determined in the sole discretion of the Administrative Committee. As long as Participants' ESOP Contribution and ESOP Matching Contribution Accounts are primarily invested in Employer Securities, it is intended that the Company be allowed a deduction with respect to any dividends paid on allocated shares of Company Stock held in Participants' ESOP Contribution and ESOP Matching Contribution Accounts are on the record date, to the extent those dividends are paid in cash directly to the Participants or their Beneficiaries, or are paid to the Plan and are distributed from the Plan to the Participants or their Beneficiaries not later than 90 days after the applicable dividend record date.

Cash dividends, if any, on shares of Company Stock held in a Loan Suspense Account, and any earnings thereon, will be used to pay principal and interest on the ESOP Loan made to finance the purchase of those shares. However, if there are such dividends which the Trustees determine are not currently needed to pay principal or interest on the ESOP Loan, those dividends, in the discretion of the Administrative Committee, may be treated as earnings on Company Stock previously allocated to Participants' ESOP Contribution and ESOP Matching Contribution Accounts and may be held, invested or paid to Participants directly pursuant to this subsection (b), as determined in the sole discretion of the Administrative Committee.

As long as Participants' ESOP Contribution and ESOP Matching Contribution Accounts are primarily invested in Employer Securities, it is also intended that the Company be allowed a deduction for any dividends used to make payments on an ESOP Loan the proceeds of which were used to acquire the Employer Securities (whether or not allocated) with respect to which the dividend is paid, provided that in the case of dividends paid on allocated shares, Employer

Securities in an amount equal to those dividends are allocated to the Participants for the year in which such dividends would otherwise have been allocated to the Participants.

The Company will be allowed a deduction for dividends paid only in the taxable year of the Corporation in which the dividend is either paid to a Participant or Beneficiary, or held to make payments on an ESOP Loan.

Shares of Employer Securities released from the suspense account (as provided in Section 3.8(e)) by reason of the payment of principal and interest on an ESOP Loan with cash dividends paid to the Trust will be allocated in accordance with Section 3.8.

7. Effective April 1, 2018, Section 9.12 is hereby amended to read as follows:

Section 9.12 Claims Procedure

(a) Applications (Claims) for Benefits Each Member and/or Beneficiary who believes he is eligible for benefits under this Plan may apply for those benefits by completing and filing with the Administrative Committee a benefits application on a form supplied by the Committee, which may include procedures for telephonic or other paperless means of applying for a Plan benefit. Before the date benefit payments commence, the benefits application must be supported by information and data the Administrative Committee deems necessary or appropriate for determining eligibility for a Plan benefit. Evidence of age, marital status, and location of residence will be required of all applicants for benefits. If the application for a Plan benefit involves a benefit for which a determination of Disability is required, the application must include sufficient evidence to enable the Administrative Committee to make that determination.

(b) Claim Denials. If a Participant's or Beneficiary's application (claim) for a Plan benefit ("Claim") is totally or partially denied, the Administrative Committee will notify the affected Participant or Beneficiary ("Claimant") in writing within 90 days after the Claim is received. If the Administrative Committee determines that special circumstances require an extension of time to issue the notice of decision, the Administrative Committee must furnish, prior to the end of the initial 90-day period, a written extension notice. In no event may the extension exceed a period of 90 days from the end of the initial 90-day period. The extension notice must indicate the special circumstances requiring an extension of time and the date by which the Administrative Committee expects to render a determination.

Notwithstanding the foregoing, in the case of a Claim that involves a determination of whether a Claimant is Disabled, the Administrative Committee will notify the Claimant of the Plan's adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the Claim by

the Plan. This period may be extended by the Administrative Committee for up to 30 days, provided that the Administrative Committee both determines that such an extension is necessary due to matters beyond the control of the Plan and, prior to the expiration of the initial 45-day period, notifies the Claimant of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period, the Administrative Committee again determines, due to matters beyond the control of the Plan, that a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrative Committee notifies the Claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any extension under this paragraph, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Claim, and the additional information needed to resolve those issues. A Claimant will be afforded 45 days from the receipt of the Administrative Committee's notice within which to provide the specified information.

(c) **Notice of Claim Denial.** Generally, the written notification of a Claim denial must state the specific reason for the denial and include a specific reference to the Plan provisions on which the denial is based. The notice will describe any additional material or information the Claimant needs to submit to the Administrative Committee to have the claim approved, and will include an explanation of why the additional material or information is necessary. In addition, the notice must include a description of the Plan's claim review procedures and the time limits applicable to such procedures, as well as a statement of the Claimant's right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on review.

In addition to the foregoing, if the Claim denial involves a determination of whether a Claimant is Disabled, the notice, which will be provided in a culturally and linguistically appropriate manner, will include the following, as applicable:

(1) A discussion of the decision, including an explanation of the basis for disagreeing with or not following:

(A) The views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B) The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

(C) A disability determination made by the Social Security Administration regarding the Claimant and presented by the Claimant to the Plan.

(2) If the adverse benefit determination is based on medical necessity or experimental and/or investigational treatment or similar exclusion or limit, an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances will be provided. If this is not practical, a statement will be included that such explanation will be provided free of charge, upon request.

(3) Either the specific internal rules, guidelines, protocols, or other similar criteria relied upon to make a determination, or a statement that such rules, guidelines, protocols, or criteria do not exist.

(4) A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the Claim.

(d) Claim Review Procedure. To ensure a full and fair review of a Claim, a Claimant who receives a notice that his or her Claim has been denied may request a review of the Claim denial. A request a review of the Claim denial also may be made by the Claimant's authorized Representative. A written request for review must be submitted to the Administrative Committee within 60 days after the date the written notice of Claim denial is received. In connection with a request to review an adverse benefit determination, a Claimant (or his or her authorized representative) (1) may submit written comments, documents, records, and other information relating to the Claim for consideration by the Administrative Committee; and (2) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information Relevant to the Claim. The Administrative Committee's review will take into account all comments, documents, records and other information submitted by the Claimant relating to the Claim, without regard to whether the information was submitted or considered in the initial benefit determination.

Notwithstanding the immediately preceding paragraph, if a Claimant receives a notice of Claim denial that involves a determination of whether a Claimant is Disabled, the Claimant may file a written request for review with the Administrative Committee within 180 days following receipt of the notice. In addition to the review procedures described in the preceding paragraph, the following review procedures will apply:

(1) The review will not afford deference to the initial adverse benefit determination and will be considered by a person who is neither the individual who made the adverse determination nor a subordinate of that individual.

(2) If the initial adverse benefit determination was based on a medical judgment, including determinations with regard to whether a particular treatment, drug, or other item is experimental, investigational, or not medically necessary or appropriate, the person described in (1) will consult with a health care professional who was neither involved in or subordinate to the person who was consulted in connection with the original benefit determination. This health care professional will have appropriate training and experience in the field of medicine involved in the medical judgment. Additionally, medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the initial determination will be identified, without regard to whether the advice was relied upon in making the initial determination.

(3) If the Plan considers, relies upon or creates any new or additional evidence during the review of the adverse benefit determination, the Plan will provide such new or additional evidence to the Claimant, free of charge, as soon as possible and sufficiently in advance of the time within which a determination on review is required to allow the Claimant time to respond.

(4) Before the Plan issues an adverse benefit determination on review that is based on a new or additional rationale, the Claimant must be provided a copy of the rationale at no cost to the Claimant. The rationale must be provided as soon as possible and sufficiently in advance of the time within which a final determination on appeal is required to allow the Claimant time to respond.

(e) Notification of Benefit Determination on Review. The Administrative Committee will notify a Claimant of the Plan's benefit determination on review within a reasonable period of time, but not later than 60 days (45 days in the case of a Claim regarding Disability) after receipt of the Claimant's request for review by the Plan. The Administrative Committee, however, may determine that special circumstances require an extension of time for processing the review. If so, written notice of the extension will be furnished to the Claimant prior to the termination of the initial 60-day period (45-day period in the case of a Claim regarding Disability). In no event will an extension exceed a period of 60 days (45 days in the case of a Claim regarding Disability) from the end of the initial 60-day period (45-day period in the case of a Claim regarding Disability). The extension notice will describe the special circumstances that require an extension of the time and the date by which the Plan expects to render the determination on review.

In the case of an adverse benefit determination on review, the Administrative Committee will provide the Claimant with a written or electronic notice of its determination. In the case of adverse benefit determination on review, the notice will include the specific reason or reasons for the adverse determination, a reference to the specific Plan provisions on which the benefit

determination is based, a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents records and other information Relevant to the Claim, and a statement of the Claimant's right to bring an action under ERISA Section 502(a).

In addition to the foregoing, in the case of an adverse benefit determination on review that involves a determination of whether a Claimant is Disabled, the notice, which will be provided in a culturally and linguistically appropriate manner, will include the following, as applicable:

(1) If the Plan imposes a contractual limitations period that applies to your right to bring such an action, a statement to that effect which will also include the calendar date on which such limitation expires on the Claim.

(2) A discussion of the adverse Claim determination, including an explanation of the basis for disagreeing with or not following:

(A) The views presented by the Claimant to the Plan of health care professionals treating the Claimant and vocational professionals who evaluated the Claimant;

(B) The views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a Claimant's adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination; or

(C) A disability determination made by the Social Security Administration regarding the Claimant and presented by the Claimant to the Plan.

(3) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the Claimant's medical circumstances, or a statement that such explanation will be provided free of change upon request.

(4) Either the specific internal rules, guidelines, protocols, standards or other similar criteria of the Plan relied upon in making the adverse determination or, alternatively, a statement that such rules, guidelines, protocols, standards or other similar criteria of the Plan do not exist.

The Administrative Committee's decision is final and conclusive.

(f) **<u>"Relevant;" Exhaustion; Statute of Limitations; Venue</u>.** For purposes of this Section, a document, record or other information will be considered "Relevant" to a Claim if the document, record or other information (i) was relied upon in making the benefit determination, (ii) was submitted, considered or generated in the course of making the benefit determination, without regard to whether that document, record or other information was relied upon in making the benefit determination, (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination, and (iv) in the case of a Claim involving a determination of whether a Claimant is Disabled, constituted a statement of policy or guidance with respect to the Plan concerning the denied treatment option or benefit.

Before any Claimant may commence a legal action with respect to any adverse determination under the Plan, the Claimant must first exhaust his or her rights under these procedures. A Claimant's failure to exhaust his or her rights under these procedures results in a permanent forfeiture of the Claimant's right to challenge an adverse benefit decision under the Plan. If any such judicial or administrative proceeding is undertaken, the evidence presented will be strictly limited to the relevant evidence timely presented to the Administrative Committee.

No legal action to recover Plan benefits or to enforce or clarify rights under the Plan or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan, unless the legal action is commenced in the proper forum before the earlier of: (a) one year after the Claimant knew or reasonably should have known of the principal facts giving rise to the Claim; or (b) 6 months after the Claimant has exhausted his or her rights under these procedures. Knowledge of all facts that the Claimant reasonably should have known will be imputed to the Claimant for the purpose of applying this deadline.

All actions involving the Plan must be brought in the federal or state courts located in the County of Erie and state of New York.

****

To the extent that any provisions of this Amendment are inconsistent with existing Plan provisions, this Amendment will supersede the Plan. In all other respects, the Plan remains unchanged.

Dated: 11/13/2018

MOOG INC.

By: [signature]

031407.00096 Business 17226899v2